Exhibit 99.1
JELD-WEN Reports First Quarter 2026 Results and Updates Full Year Guidance
May 4, 2026
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) (“JELD-WEN” or the “Company”) today announced results for the three months ended March 28, 2026. Comparability is to the same period in the prior year.
First Quarter 2026 Highlights
•Net revenues of $722.1 million decreased (6.9%) in the first quarter driven by a decrease in Core Revenues of (10%) combined with a decrease in net revenues from the court-ordered divestiture of Towanda of (1%). These were partially offset by a favorable foreign exchange impact of 4%. The decline in Core Revenues was driven by a (10%) decrease in volume/mix.
•Net loss was ($76.8) million or ($0.90) per share, compared to net loss of ($190.1) million, or ($2.24) per share in the same quarter a year ago. Net loss in first quarter 2025 included $137.7 million in non-cash goodwill impairment charges. Operating loss margin was (7.6%) and (23.8%) for the quarters ended March 28, 2026 and March 29, 2025, respectively.
•Adjusted EBITDA was $6.1 million, a decrease of ($15.7) million compared to $21.9 million during the same quarter a year ago. Adjusted EBITDA Margin was 0.9%, a decrease of (190) basis points year-over-year due to unfavorable price/cost and volume/mix, partially offset by favorable productivity and lower SG&A expense.
“First-quarter results were in line with our expectations as we continue to navigate the challenging demand environment and focus on service investments that improve how we support our customers,” said Chief Executive Officer William J. Christensen. “We are seeing meaningful improvement in our delivery and consistency, and customers are beginning to recognize the difference. While there is more work to do, we believe these actions are positioning us for improved sales and earnings. At the same time, we remain focused on disciplined cost management, preserving cash, and strengthening liquidity.”
First Quarter 2026 Results
Net revenues decreased ($53.9) million, or (6.9%), to $722.1 million in the quarter ended March 28, 2026, from $776.0 million in the quarter ended March 29, 2025. The decrease in net revenues was primarily driven by a decrease in Core Revenues of (10%) and a decrease in net revenues from the court-ordered divestiture of Towanda of (1%). The decline in Core Revenues was driven by a (10%) decrease in volume/mix.
Net loss was ($76.8) million in the first quarter 2026, compared to a net loss of ($190.1) million in the first quarter 2025. Net loss in the quarter ended March 29, 2025, included $137.7 million in non-cash goodwill impairment charges. Adjusted Net Loss for the three months ended March 28, 2026, was ($43.3) million, a decrease of ($29.1) million compared to Adjusted Net Loss of ($14.2) million in the same quarter a year ago.
Net loss per share for the quarter ended March 28, 2026, was ($0.90), compared to a net loss per share of ($2.24) for the quarter ended March 29, 2025. Adjusted EPS for the three months ended March 28, 2026, was ($0.50) compared to ($0.17) in the three months ended March 29, 2025. Adjusted EPS for the first quarter 2026, excludes net after-tax charges of $33.5 million, or $0.39 per diluted share. Adjusted EPS for the first quarter 2025 excludes net after-tax charges of $175.9 million or $2.07 per diluted share, mainly associated with a non-cash goodwill impairment in our North America segment.
Adjusted EBITDA was $6.1 million, a decline of ($15.7) million compared to $21.9 million during the same quarter a year ago. Adjusted EBITDA Margin was 0.9%, a decrease of (190) basis points in the first quarter 2026, due to unfavorable price/cost and volume/mix, partially offset by favorable productivity and lower SG&A.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

On a segment basis for the first quarter 2026, compared to the same quarter a year ago:
•North America - Net revenues decreased ($77.8) million, or (14.7%), to $452.7 million in the three months ended March 28, 2026, from $530.6 million in the three months ended March 29, 2025. The decrease was primarily due to a decrease in Core Revenues of (14%) and a decrease in net revenues from the court-ordered divestiture of Towanda of (1%). The decrease in Core revenues was driven by a (13%) decline in volume/mix and by a (1%) decline in pricing. Net loss was ($35.0) million, an increase of $126.3 million year-over-year. Adjusted EBITDA in North America decreased ($11.9) million, or (76.7%), to $3.6 million in the three months ended March 28, 2026, from $15.5 million in the three months ended March 29, 2025. The decrease was primarily due to negative price/cost and unfavorable volume/mix, partially offset by higher productivity and lower SG&A.
•Europe - Net revenues increased $24.0 million, or 9.8%, to $269.4 million in the three months ended March 28, 2026, from $245.4 million in the three months ended March 29, 2025. The increase was primarily due to a favorable foreign exchange impact of 12%, partially offset by a decrease in Core Revenues of (2%). Core Revenues decreased primarily due to unfavorable volume/mix of (4%), partially offset by a 2% benefit from price realization. Net loss was ($10.1) million, a decline of ($6.6) million year-over-year. Adjusted EBITDA in Europe decreased ($3.6) million, or (33.6%), to $7.1 million in the three months ended March 28, 2026, from $10.7 million in the three months ended March 29, 2025. The decrease was primarily due to unfavorable volume/mix, partially offset by favorable productivity.
Cash Flows
Net cash used in operating activities was ($91.2) million in the three months ended March 28, 2026, compared to ($83.5) million in the three months ended March 29, 2025, an increase of ($7.7) million. The change in cash flows from operating activities was primarily due to the increase in earnings of $113.3 million, inclusive of ($137.7) million in non-cash goodwill impairment charges related to our North America reporting unit in the prior year and a $12.8 million increase in net cash used in our working capital accounts. The impact of accounts receivable, net, was unfavorable by ($13.0) million for the three months ended March 28, 2026, compared to the same period in 2025, primarily driven by higher sales at the end of the current quarter. Accounts payable had a favorable impact of $26.2 million, mainly due to higher inventory purchases. Inventories had an unfavorable impact of ($26.0) million, primarily reflecting increased material purchases.
Capital expenditures in the three months ended March 28, 2026, decreased by $15.9 million to $26.1 million, down from $42.0 million in the three months ended March 29, 2025. Free Cash Flow used in the three months ended March 28, 2026, was ($117.3) million, compared to Free Cash Flow used in the three months ended March 29, 2025, of ($125.4) million. This does not include the impact of proceeds of $112.1 million from the court-ordered divestiture of our Towanda facility, which was completed in the first quarter of 2025.
Updated Full Year 2026 Guidance
JELD-WEN is updating 2026 revenue guidance to a range of $3.05 to $3.2 billion from the previous range of $2.95 to $3.1 billion. This updated range reflects a year-over-year decline in Core Revenues of approximately (3%) to (6%) compared to 2025 and a foreign exchange benefit of approximately $50 million. Additionally, the Company continues to expect its Adjusted EBITDA to be in the range of $100 to $150 million, unchanged from previous guidance, reflecting significant cost reductions, partially offset by continued volume pressure.

	Revenue	Adjusted EBITDA	Core Revenue Decline
February 2026 Guidance	$2.95 to $3.1 billion	$100 to $150 million	Down (5%) to (10%)
Updated 2026 Guidance	$3.05 to $3.2 billion	$100 to $150 million	Down (3%) to (6%)
The Company expects 2026 operating cash flow to generate approximately $40 million.
Conference Call Information
JELD-WEN management will host a conference call on May 5, 2026, at 8 a.m. ET, to discuss the Company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the Company's website at https://investors.jeld-wen.com, or by dialing 888-596-4144 from the United States or +1-646-968-2525 internationally and using ID 4067832. A slide presentation highlighting the Company’s results is available on the Investor Relations section of the Company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the Company’s website at https://investors.jeld-wen.com.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

About JELD-WEN Holding, Inc.
JELD-WEN Holding, Inc. (NYSE: JELD) is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Based in Charlotte, North Carolina, JELD-WEN operates facilities in 14 countries in North America and Europe and employs approximately 13,900 associates dedicated to bringing beauty and security to the spaces that touch our lives. The JELD-WEN family of brands includes JELD-WEN® worldwide, LaCantina® and VPI™ in North America, and Swedoor® and DANA® in Europe. For more information, visit corporate.JELD-WEN.com or follow us on LinkedIn.
Investor Relations Contact:
James Armstrong
Vice President, Investor Relations
704-378-5731
jarmstrong@jeldwen.com
Media Contact:
JELD-WEN Holding, Inc.
Melissa Farrington
Vice President, Enterprise Communications
262-350-6021
mfarrington@jeldwen.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts are forward-looking statements, including statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our strategic transformation journey, footprint rationalization, cost reduction and modernization initiatives, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, geopolitical and economic uncertainty, security breaches and other cybersecurity incidents, impacts on our business from weather and climate change, our current level of indebtedness, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties and other factors, please refer to our Annual Report on Form 10-K for the year ended December 31, 2025, Quarterly Reports on Form 10-Q filed in 2026 and our other filings with the U.S. Securities and Exchange Commission.
The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Loss, Adjusted EPS, Free Cash Flow, and Net Debt Leverage. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release.
The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that are included in certain reported GAAP results. While management cannot provide a reconciliation of items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of certain items such as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. Although the Company believes the assumptions reflected in the range of its 2026 guidance are reasonable, actual results could vary substantially given the uncertainty regarding the future performance of the global economy, ongoing geopolitical conflicts, disruptions in supply chains, and changes in raw material prices and other costs as well as other risks and uncertainties, including those described below. In addition, the guidance ranges provided for 2026 do not include the impact of potential acquisitions or divestitures. The variability of these items may have a significant impact on our future GAAP results.

Other companies may compute these measures differently. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP.
We present several financial metrics in “Core” terms, which exclude the impact of foreign exchange, acquisitions and divestitures completed in the last twelve months. We define Core Revenues as net revenues excluding the impact of foreign exchange, and acquisitions and divestitures completed in the last twelve months. The use of “Core” metrics assists management, investors, and analysts in understanding the organic performance of the operations.
We use Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Loss, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are helpful in highlighting trends because they exclude certain items outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA Margin to measure our financial performance in reporting our results to our Board of Directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.
We define Adjusted EBITDA as income (loss), net of tax, adjusted for the following items: income tax expense (benefit); depreciation and amortization; interest expense (income), net; and certain special items consisting of non-recurring net legal and professional expenses and settlements; goodwill impairment; restructuring and asset-related charges, net; M&A related costs, net; net gain on sale of business, property and equipment; loss on extinguishment and refinancing of debt; share-based compensation expense; and other special items. We use Adjusted EBITDA because we believe this measure assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted Net Loss represents loss adjusted for the after-tax impact of (i) certain special items used to calculate Adjusted EBITDA as described above and (ii) accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement. Where applicable, the specifically identified items are tax effected at the applicable jurisdictional tax rate and tax expense is adjusted to remove the effect of discrete tax items.
Adjusted EPS represents loss per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted Net Loss as described above.
Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net revenues.
We present Free Cash Flow because we believe this metric assists investors and analysts in determining the quality of our earnings. Free Cash Flow is defined as net cash used in operating activities less capital expenditures (including purchases of intangible assets). Free Cash Flow should not be considered as an alternative to net cash used in operating activities as a liquidity measure. We also present Net Debt Leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the Company. We define Net Debt Leverage as Net Debt (total principal debt outstanding less unrestricted cash) divided by Adjusted EBITDA for the last twelve-month period.
Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Three Months Ended
	March 28, 2026	March 29, 2025	% Variance
Net revenues	$722.1	$776.0	(6.9%)
Cost of sales	629.4	663.9	(5.2%)
Gross margin	92.7	112.1	(17.3%)
Selling, general and administrative	146.0	144.8	0.8%
Goodwill impairment	—	137.7	(100.0%)
Restructuring and asset-related charges, net	2.0	14.5	(86.4%)
Operating loss	(55.2)	(185.0)	(70.1%)
Interest expense, net	17.2	14.9	15.3%
Loss on extinguishment and refinancing of debt	—	0.2	(100.0%)
Other expense (income)	1.0	(10.6)	(109.9%)
Loss before taxes	(73.5)	(189.5)	(61.2%)
Income tax expense	3.4	0.6	446.3%
Net loss	$(76.8)	$(190.1)	(59.6%)
Diluted Net loss per share	$(0.90)	$(2.24)
Diluted shares	85,803,503	84,917,294
Other financial data:
Operating loss margin	(7.6%)	(23.8%)
Adjusted EBITDA(1)	$6.1	$21.9	(71.9%)
Adjusted EBITDA Margin(1)	0.9%	2.8%
(1)Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	March 28, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$50.4	$136.1
Restricted cash	2.0	2.1
Accounts receivable, net	428.1	361.2
Inventories	446.2	444.1
Other current assets	69.0	73.2
Total current assets	995.7	1,016.7
Property and equipment, net	724.3	728.4
Deferred tax assets	16.0	16.3
Intangible assets, net	93.1	96.3
Operating lease assets, net	183.6	179.4
Other assets	64.6	65.6
Total assets	$2,077.3	$2,102.8
LIABILITIES AND EQUITY
Liabilities
Current liabilities
Accounts payable	$267.5	$237.3
Accrued payroll and benefits	86.8	93.8
Accrued expenses and other current liabilities	218.2	223.1
Current maturities of long-term debt	19.5	23.7
Total current liabilities	592.1	577.9
Long-term debt	1,189.4	1,149.6
Unfunded pension liability	24.0	24.4
Operating lease liability	160.9	158.6
Deferred credits and other liabilities	84.0	85.4
Deferred tax liabilities	14.6	14.7
Total liabilities	2,065.1	2,010.6
Shareholders’ equity
Preferred Stock, par value $0.01 per share, 90,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: 900,000,000 shares authorized, par value $0.01 per share, 86,120,743 and 85,489,683 shares issued and outstanding, respectively	0.9	0.9
Additional paid-in capital	786.7	783.3
Accumulated deficit	(718.4)	(641.6)
Accumulated other comprehensive loss	(56.9)	(50.4)
Total shareholders’ equity	12.2	92.2
Total liabilities and shareholders’ equity	$2,077.3	$2,102.8

JELD-WEN Holding, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Three Months Ended
	March 28, 2026	March 29, 2025
OPERATING ACTIVITIES
Net loss	$(76.8)	$(190.1)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	29.4	27.3
Deferred income taxes	0.1	(3.1)
Net loss (gain) on sale of business, property, and equipment	0.1	(0.6)
Goodwill impairment	—	137.7
Adjustment to carrying value of assets	3.2	2.3
Amortization of deferred financing costs	0.6	0.5
Loss on extinguishment and refinancing of debt	—	0.2
Share-based compensation expense	3.7	3.2
Other items, net	0.4	(1.0)
Net change in operating assets and liabilities:
Accounts receivable	(71.1)	(58.1)
Inventories	(4.7)	21.3
Other assets	4.0	(3.2)
Accounts payable	32.9	6.8
Accrued expenses	(12.1)	(21.7)
Change in short-term and long-term tax liabilities	(0.9)	(4.9)
Net cash used in operating activities	(91.2)	(83.5)
INVESTING ACTIVITIES
Purchases of property and equipment	(25.1)	(36.8)
Proceeds from sale of property and equipment	0.1	0.2
Purchases of intangible assets	(1.0)	(5.2)
Proceeds related to the court-ordered divestiture of Towanda	—	112.1
Purchases of securities for deferred compensation plan	(0.2)	(0.3)
Net cash (used in) provided by investing activities	(26.2)	70.0
FINANCING ACTIVITIES
Change in long-term debt and payments of debt extinguishment costs	32.3	(6.1)
Payments to tax authorities for employee share-based compensation	(0.2)	—
Payments related to the sale of JW Australia	—	(0.5)
Net cash provided by (used in) financing activities	32.1	(6.6)
Effect of foreign currency exchange rates on cash	(0.6)	2.2
Net decrease in cash and cash equivalents	(85.9)	(17.9)
Cash, cash equivalents and restricted cash, beginning	138.2	151.0
Cash, cash equivalents and restricted cash, ending	$52.3	$133.2
To conform with current period presentation, certain amounts in prior period information have been reclassified.

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended
(amounts in millions)	March 28, 2026	March 29, 2025
Loss, net of tax	$(76.8)	$(190.1)
Income tax expense	3.4	0.6
Depreciation and amortization	29.4	27.3
Interest expense, net	17.2	14.9
Special items:
Net legal and professional expenses and settlements(1)	12.8	11.9
Goodwill impairment(2)	—	137.7
Restructuring and asset-related charges, net(3)(4)	2.0	14.5
M&A related costs, net(5)	7.6	(0.6)
Net gain on sale of business, property, and equipment(6)	—	(0.7)
Loss on extinguishment and refinancing of debt(7)	—	0.2
Share-based compensation expense(8)	3.7	3.2
Other special items(9)	7.0	2.8
Adjusted EBITDA	$6.1	$21.9
(1)Net legal and professional expenses and settlements include non-recurring transformation journey expenses of $2.6 million, and $11.2 million in the three months ended March 28, 2026 and March 29, 2025, respectively. These expenses primarily relate to project-based consulting fees that directly support the transformation journey that are not expected to recur in the foreseeable future. These projects include the centralization of human resources processes, North America supply chain network optimization strategy, and other projects related to our transformation journey. For the three months ended March 29, 2025, these expenses also include $2.1 million related to the engagement of a transformation consultant for a period spanning from the third quarter of 2023 through April 2025. Additionally, net legal and professional expenses and settlements include $9.4 million and $0.6 million in the three months ended March 28, 2026 and March 29, 2025, respectively, relating to litigation of historic legal matters.
(2)Goodwill impairment consists of prior year goodwill impairment charges associated with our North America reporting unit.
(3)Restructuring and asset-related charges, net represents severance, accelerated depreciation and amortization, equipment relocation and other expenses directly incurred as a result of restructuring events. The restructuring charges primarily relate to charges incurred to change the operating structure, eliminate certain roles, and close certain manufacturing facilities in our North America and Europe segments.
(4)Product and inventory-related charges related to announced facility closures were detrimental to Adjusted EBITDA.
(5)M&A related costs, net consist of legal and professional expenses related to strategic initiatives and the court-ordered divestiture of Towanda.
(6)Net gain on sale of business, property, and equipment in the three months ended March 29, 2025, relates to the court-ordered divestiture of Towanda.
(7)Loss on extinguishment and refinancing of debt consists of $0.2 million in the three months ended March 29, 2025, associated with an amendment of our ABL Facility.
(8)Share-based compensation expense represents equity-based compensation expense related to the issuance of share-based awards.
(9)Other special items not core to ongoing business activity include in the three months ended March 28, 2026, an impairment charge of $3.1 million in our North America reporting unit as a result of reviews performed in connection with our North America equipment capacity optimization.

	Three Months Ended
(amounts in millions, except share and per share data)	March 28, 2026	March 29, 2025
Loss, net of tax	$(76.8)	$(190.1)
Special items:(1)
Net legal and professional expenses and settlements	12.8	11.9
Goodwill impairment	—	137.7
Restructuring and asset-related charges, net	2.0	14.5
M&A related costs, net	7.6	(0.6)
Net gain on sale of business, property, and equipment	—	(0.7)
Loss on extinguishment and refinancing of debt	—	0.2
Share-based compensation expense	3.7	3.2
Other special items(2)	7.0	2.8
Tax impact of special items(3)	—	(7.0)
Tax special items(4)	0.5	13.7
Adjusted Net Loss	$(43.3)	$(14.2)

Diluted loss per share	$(0.90)	$(2.24)
Special items:(1)
Net legal and professional expenses and settlements	0.15	0.14
Goodwill impairment	—	1.62
Restructuring and asset-related charges, net	0.02	0.17
M&A related costs, net	0.09	(0.01)
Net gain on sale of business, property, and equipment	—	(0.01)
Share-based compensation expense	0.04	0.04
Other special items(2)	0.08	0.03
Tax impact of special items(3)	—	(0.08)
Tax special items(4)	0.01	0.16
Adjusted Net Loss per share	$(0.50)	$(0.17)

Weighted average basic shares	85,803,503	84,917,294
Adjusted Net Loss per share may not sum due to rounding.
(1)Refer to the calculation of Adjusted EBITDA for a discussion of the Special items listed above.
(2)Other special items in the three months ended March 28, 2026, include an impairment charge of $3.1 million as a result of reviews performed in connection with our North America equipment capacity optimization.
(3)Except for non-deductible goodwill impairments, adjustments to net loss and net loss per share are tax-effected at the jurisdictional statutory tax rate.
(4)Tax special items for the three months ended March 28, 2026, were primarily driven by $2.6 million of tax expense attributable to domestic share-based compensation, fully offset by $2.6 million of tax benefit due to the valuation allowance recorded against our U.S. tax attributes and $0.5 million of tax expense due to changes in UTPs from ongoing audits. Tax special items for the three months ended March 29, 2025, were primarily driven by valuation expense recorded against our U.S. tax attributes of $14.2 million and $1.1 million of tax expense attributable to share-based compensation.

	Three Months Ended March 28, 2026
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Loss, net of tax	$(35.0)	$(10.1)	$(31.8)	$(76.8)
Income tax expense (benefit)	13.5	2.8	(13.0)	3.4
Depreciation and amortization	18.8	8.4	2.2	29.4
Interest (income) expense, net	(0.5)	0.8	16.9	17.2
Special items:(1)
Net legal and professional expenses and settlements	0.2	2.0	10.6	12.8
Restructuring and asset-related charges, net	0.8	1.2	—	2.0
M&A related costs, net	—	—	7.6	7.6
Share-based compensation expense	0.6	0.5	2.5	3.7
Other special items(2)	5.1	1.5	0.4	7.0
Adjusted EBITDA	$3.6	$7.1	$(4.6)	$6.1
(1)Refer to the calculation of Adjusted EBITDA for a discussion of the Special items listed below.
(2)North America other special items include an impairment charge of $3.1 million as a result of reviews performed in connection with our North America equipment capacity optimization.

	Three Months Ended March 29, 2025
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Loss, net of tax	$(161.2)	$(3.5)	$(25.4)	$(190.1)
Income tax expense (benefit)	9.4	1.9	(10.6)	0.6
Depreciation and amortization	17.3	7.6	2.4	27.3
Interest (income) expense, net	(0.6)	—	15.5	14.9
Special items:(1)
Net legal and professional expenses and settlements	0.7	1.0	10.2	11.9
Goodwill impairment	137.7	—	—	137.7
Restructuring and asset-related charges, net	10.7	3.1	0.7	14.5
M&A related costs, net	—	—	(0.6)	(0.6)
Net gain on sale of business, property, and equipment	(0.7)	—	—	(0.7)
Loss on extinguishment and refinancing of debt	—	—	0.2	0.2
Share-based compensation expense	0.5	0.4	2.3	3.2
Other special items	1.8	—	1.1	2.8
Adjusted EBITDA	$15.5	$10.7	$(4.3)	$21.9
(1)Refer to the calculation of Adjusted EBITDA for a discussion of the Special items listed below.

	Three Months Ended
(amounts in millions)	March 28, 2026	March 29, 2025
Net cash used in operating activities	$(91.2)	$(83.5)
Less: capital expenditures(1)	26.1	42.0
Free Cash Flow(1)	$(117.3)	$(125.4)
(1)Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Free Cash Flow, see above under the heading “Non-GAAP Financial Information.”

(amounts in millions, except Net Debt Leverage)	March 28, 2026	December 31, 2025
Total debt	$1,209.0	$1,173.3
Less: cash and cash equivalents	50.4	136.1
Net Debt(1)	$1,158.6	$1,037.2
Divided by trailing twelve months Adjusted EBITDA(2)	102.3	118.0
Net Debt Leverage(1)	11.3x	8.8x
(1)Net Debt and Net Debt Leverage are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Net Debt Leverage, see above under the heading “Non-GAAP Financial Information.”
(2)Trailing twelve months Adjusted EBITDA for both periods. Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”
Segment Results (Unaudited)
(In millions)

	Three Months Ended
(amounts in millions)	March 28, 2026	March 29, 2025	% Variance
Net revenues from external customers
North America	$452.7	$530.6	(14.7)%
Europe	269.4	245.4	9.8%
Total Consolidated	$722.1	$776.0	(6.9)%
Adjusted EBITDA(1)
North America	$3.6	$15.5	(76.7)%
Europe	7.1	10.7	(33.6)%
Corporate and unallocated costs	(4.6)	(4.3)	5.6%
Total Consolidated	$6.1	$21.9	(71.9)%
(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”